CONTACT:	Bruce Zurlnick	Leigh Parrish/Caren Barbara
	Senior Vice President and	Media Contact: Melissa Merrill
	Chief Financial Officer	Financial Dynamics
	Finlay Enterprises, Inc.	(212) 850-5600
(212) 808-2800

FOR IMMEDIATE RELEASE

FINLAY ENTERPRISES REPORTS FOURTH QUARTER AND YEAR END RESULTS

New York, NY, March 13, 2007 -- Finlay Enterprises, Inc. (NASDAQ: FNLY), a leading retailer of fine jewelry and the largest operator of licensed fine jewelry departments in department stores throughout the United States, announced today its financial results for the fourth quarter and fiscal year ended February 3, 2007. The fiscal 2006 reporting periods presented and discussed below contained 14 and 53 weeks. The corresponding periods of fiscal 2005 contained 13 and 52 weeks. Comparable store sales calculations do not include the additional week.

Fourth Quarter Results

The following results for the fourth quarter exclude from continuing operations the results of all doors that closed in the first half of fiscal 2006 as a result of the Federated and May merger, as well as the Belk doors that closed in the fourth quarter of fiscal 2006, and have been classified as discontinued operations in accordance with generally accepted accounting principles (GAAP).

Comparable department sales (departments open for the same months during the comparable period) for the fourth quarter increased 1.4% on a go-forward basis. This excludes the contribution from Belk stores Finlay no longer operates as of the beginning of fiscal 2007. Comparable department sales for the same period including the Belk stores increased 3.2%. As previously reported, sales were lower than anticipated primarily due to the disappointing performance of the Company’s 236 former May Company doors, which under Federated decreased their promotional activity versus the prior year. Total sales from continuing operations for the fourth quarter ended February 3, 2007 increased 5.3% to $318.8 million compared to $302.7 million in the fourth quarter of 2005. Specialty jewelry stores consisting of Carlyle and Congress contributed sales of $51.6 million in the current quarter versus $39.6 million in the same period last year.

For the fourth quarter ended February 3, 2007, the Company reported income from continuing operations of $13.2 million, or $1.41 per diluted share, compared to $18.1 million, or $1.96 per diluted share, in the fourth quarter of fiscal 2005. An increase of approximately $2.5 million in LIFO charges in the fourth quarter this year as compared to the prior period had a $0.16 impact on earnings per share. In addition, gross margin was impacted by higher gold costs and, as a result of discontinued business, lower than anticipated vendor concessions. Income from operations before depreciation and amortization expenses (EBITDA) for the fourth quarter totaled $32.0 million, compared to $38.4 million in the same period last year.

As previously reported, total sales for the fourth quarter, which included an extra week, were $343.2 million. This compares to total sales in the fourth quarter of 2005, which included discontinued operations, of $421.4 million.

For the quarter ended February 3, 2007, the Company reported net income on a consolidated basis, including discontinued operations, of $16.2 million, or $1.73 per diluted share, compared to net income of $28.7 million, or $3.11 per diluted share, in the fourth quarter of fiscal 2005.

Fiscal Year Results

The following fiscal year results also exclude from continuing operations the results of all doors that closed in the first half of 2006 as a result of the Federated and May merger, as well as the Belk doors that closed in the fourth quarter of 2006, and have been classified as discontinued operations in accordance with GAAP.

Comparable department sales for fiscal 2006 increased 2.1% on a go-forward basis. This excludes the contribution from stores Finlay no longer operates as a result of the Federated and May merger, as well as the Belk stores. Comparable department sales for the same period including discontinued stores increased 8.2%. Total sales from continuing operations for fiscal 2006 increased 7.3% to $761.8 million compared to $709.7 million in the same period a year ago. Specialty jewelry stores contributed sales of $108.2 million for fiscal 2006 as compared to $69.5 million in the same period last year, as Carlyle was acquired in May 2005 and Congress in November 2006.

For fiscal 2006, the Company reported a loss from continuing operations of $6.4 million, or $0.71 per share, compared to a loss of $72.8 million, or $8.11 per share, for fiscal 2005. The loss from continuing operations for fiscal 2006 includes pre-tax charges of $1.3 million, or $0.09 per share, associated with central office severance and other closing related costs. The loss from continuing operations for fiscal 2005 includes a pre-tax charge of $77.3 million, or $8.12 per share, for the impairment of goodwill. Excluding these charges, the loss from continuing operations for fiscal 2006 was $5.6 million, or $0.62 per share, compared to the prior year’s income from continuing operations of $0.1 million, or $0.01 per share. An increase of approximately $4.6 million in LIFO charges for fiscal 2006 as compared to the prior period had a $0.31 impact on earnings per share. EBITDA-Adjusted for fiscal 2006 totaled $28.9 million, compared to $35.2 million in the prior year period, exclusive of the severance charge in 2006 and the impairment of goodwill charge in 2005.

As previously reported, total sales for fiscal 2006, which included an extra week, totaled $919.6 million compared to total sales of $990.1 million in fiscal 2005, which included discontinued operations.

For fiscal 2006, the Company reported net income on a consolidated basis, including discontinued operations, of $4.4 million, or $0.49 per share, compared to a net loss of $55.7 million, or $6.21 per share, in the comparable period of fiscal 2005. Excluding the aforementioned goodwill charge in fiscal 2005, net income was $17.2 million, or $1.91 per share. Included in discontinued operations for fiscal 2006 are pre-tax charges of $4.3 million as a result of the Federated and May merger and the Belk closing, including $2.3 million associated with severance for field personnel and $2.0 million for accelerated depreciation. Fiscal 2005 includes a total of $3.8 million of such charges associated with the Federated and May merger.

Arthur E. Reiner, Chairman and Chief Executive Officer of Finlay Enterprises, Inc. commented, “As we have discussed throughout the year, we consider 2006 and 2007 to be a transitional period for our Company, as we absorb the impact of store closures and expand our presence in the specialty jewelry store sector. Although the department store sector remains an important component of our core business, we have taken important steps to diversify our revenue streams which have been bolstered by the solid performances at Carlyle and the newly acquired Congress Jewelers, as well as our positive results in the luxury sector, including Bloomingdale’s.”

Fiscal 2007 Outlook

Mr. Reiner continued, “In 2007, we will continue to prudently manage our expenses in line with our lower store base and will focus on achieving additional efficiencies across our organization. We remain optimistic about our Company’s long-term business prospects, particularly within the specialty jewelry and luxury sector. We continue to evaluate potential external growth opportunities which will complement the success we’ve had to date with our acquisitions in the specialty jewelry store sector. We will seek to increase our licensed business where we believe an opportunity has a long-term potential to contribute to our bottom-line results.  We are enthusiastic about maximizing our opportunities and look forward to emerging from this transition period as a stronger organization.”

For fiscal 2007, the Company projects comparable department sales growth of 2.5% to 3.5% for Finlay’s licensed business and a mid to high single digit comparable store sales increase for its specialty jewelry stores, consisting of Carlyle and Congress. The Company plans to open 12 new doors in 2007, including two Bloomingdale’s stores and one Carlyle store. The Company expects six store closings in fiscal 2007 in addition to the Parisian group closing. Parisian includes 33 doors, which will be fully closed by the end of July 2007. The profit contribution of the Parisian stores, which will be reflected as discontinued operations beginning in the second quarter of 2007 is not anticipated to be significant.

The Company currently anticipates sales for fiscal 2007 to be in the range of $780 million to $800 million, which includes approximately $5 million to $10 million for Parisian. The specialty jewelry stores are projected to achieve sales in fiscal 2007 of approximately $130 million to $140 million. The Company projects EBITDA for the fiscal year in the range of $37 million to $39 million for 2007 and a net loss per share in the range of $0.20 to $0.35.

The Company’s projected per share results for fiscal 2007 reflect an effective tax rate of 23.6%, primarily due to the projected low level of pre-tax loss. This compares to an effective tax rate of over 40% for fiscal 2006.

The lower tax rate in fiscal 2007 will negatively impact the first three quarters of the year due to expected losses in those periods and benefit the fourth quarter, the period in which the majority of the Company’s profit is generated. Based on the Company’s current expectations for fiscal 2007, the lower tax rate will negatively impact per share results by approximately $0.06, compared to the fiscal 2006 effective tax rate. The effective tax rate for fiscal 2007 will be evaluated quarterly based on projected earnings, and is subject to change.

First Quarter Outlook

Sales for the first quarter are projected to be in the range of $165 to $175 million, based on a comparable store sales increase between 6.0% and 8.0%. Due to a calendar shift in 2007 associated with Mother’s Day, the first quarter is positively impacted and the second quarter negatively impacted. The Company projects a net loss per share for the first quarter in the range of $0.75 to $0.85.

The Company’s management will host a conference call to review results and answer questions. The conference call will be held today, March 13, 2007 at 10:00 a.m. Eastern Time. A live broadcast of the call will be available on the Company’s website http://www.finlayenterprises.com and will remain available for approximately 90 days.

Finlay Enterprises, Inc., through its wholly-owned subsidiary, Finlay Fine Jewelry Corporation, is one of the leading retailers of fine jewelry and the largest operator of licensed fine jewelry departments in department stores throughout the United States with total sales of $919.6 million in fiscal 2006. The number of locations at the end of fiscal 2006 totaled 758, including 33 Carlyle and five Congress specialty jewelry stores.

This release may contain forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on Finlay’s current expectations and beliefs, are not a guarantee of future performance and involve known and unknown risks, uncertainties and other factors. Actual results, performances or achievements may differ materially from those contained in, or implied by, these forward-looking statements, depending upon a variety of factors including, in particular, the risks and uncertainties described in Finlay’s filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by Finlay or any other person that the events or circumstances described in such statement are material.

- financial tables follow -

FINLAY ENTERPRISES, INC.
Consolidated Statements of Operations and other information
(in thousands, except share and per share data)

	14 Weeks Ended		13 Weeks Ended		53 Weeks Ended		52 Weeks Ended
	February 3, 2007		January 28, 2006		February 3, 2007		January 28, 2006

Sales	$318,800	100.0%	$302,684	100.0%	$761,795	100.0%	$709,731	100.0%
Cost of sales	170,877	53.6	155,602	51.4	402,915	52.9	361,855	51.0
Gross margin	147,923	46.4	147,082	48.6	358,880	47.1	347,876	49.0
Selling, general and administrative expenses	115,949	36.3	108,676	35.9	331,261	43.5	312,694	44.0
Depreciation and amortization	4,019	1.3	3,947	1.3	15,137	2.0	14,712	2.1
Impairment of goodwill	-	-	-	-	-	-	77,288	10.9
Income (loss) from operations (1)	27,955	8.8	34,459	11.4	12,482	1.6	(56,818)	(8.0)
Interest expense, net	6,580	2.1	5,664	1.9	23,501	3.0	21,903	3.1
Other expense	-	-	-	-	-	-	79	-
Income (loss) from continuing operations before income taxes	21,375	6.7	28,795	9.5	(11,019)	(1.4)	(78,800)	(11.1)
Provision (benefit) for income taxes	8,158	2.5	10,689	3.5	(4,637)	(0.6)	(6,005)	(0.8)
Income (loss) from continuing operations	13,217	4.2	18,106	6.0	(6,382)	(0.8)	(72,795)	(10.3)
Discontinued operations, net of tax (2)	2,960	0.9	10,639	3.5	10,790	1.4	17,059	2.4
Net income (loss)	$16,177	5.1%	$28,745	9.5%	$4,408	0.6%	$(55,736)	(7.9)%

Income (loss) from continuing operations per share applicable to common shares:
- Basic net loss per share	$1.46		$2.02		$(0.71)		$(8.11)
- Diluted net loss per share	$1.41		$1.96		$(0.71)		$(8.11)

Discontinued operations:
- Basic net income per share	$0.33		$1.18		$1.20		$1.90
- Diluted net income per share	$0.32		$1.15		$1.20		$1.90

Net income (loss) per share applicable to common shares:
- Basic net income (loss) per share	$1.79		$3.20		$0.49		$(6.21)
- Diluted net income (loss) per share	$1.73		$3.11		$0.49		$(6.21)

Weighted average share and share equivalents
Outstanding:
- Basic	9,036,847		8,981,710		9,016,730		8,980,621
- Diluted	9,367,797		9,229,508		9,016,730		8,980,621

Other information: EBITDA (3)	$31,974		$38,406		$27,619		$(42,106)

EBITDA - Adjusted (4)	$31,974		$38,406		$28,931		$35,182

Reconciliation of EBITDA:
Income (loss) from operations	$27,955		$34,459		$12,482		$(56,818)
Add: Depreciation and amortization	4,019		3,947		15,137		14,712
EBITDA	$31,974		$38,406		$27,619		$(42,106)

_________________
(1)
Included in continuing operations for fiscal 2006 are pre-tax charges totaling $1.3 million or $0.09 per share, associated with central office severance and other closing related costs in conjunction with the Federated store closings.

(2)
Included in discontinued operations for the 53 weeks ended February 3, 2007 are pre-tax charges totaling $4.3 million associated with severance for field personnel and accelerated depreciation. Included in discontinued operations for the 13 weeks and 52 weeks ended January 28, 2006 are pre-tax charges totaling $2.1 million and $3.8 million, respectively for the same expenses.

(3)
EBITDA, a non-GAAP financial measure, represents income from operations before depreciation and amortization expenses. The Company believes EBITDA provides additional information for determining its ability to meet future debt service requirements. EBITDA should not be construed as a substitute for net income or cash flow from operating activities (all determined in accordance with GAAP) for the purpose of analyzing Finlay’s operating performance, financial position and cash flow as EBITDA is not defined by generally accepted accounting principles. Finlay has presented EBITDA, however, because it is commonly used by certain investors to analyze and compare companies on the basis of operating performance and to determine a company’s ability to service and/or incur debt. Finlay’s computation of EBITDA may not be comparable to similar titled measures of other companies.

(4)
EBITDA - Adjusted for fiscal 2006 excludes pre-tax charges totaling $1.3 million for central office severance and other closing related costs, and for fiscal 2005 excludes a pre -tax charge of $77.3 million for the impairment of goodwill.

FINLAY ENTERPRISES, INC.
Reconciliation of GAAP & Adjusted loss and loss per share:
(in thousands, except share and per share data)

Continuing:	53 Weeks Ended	52 Weeks Ended
	February 3, 2007	January 28, 2006
Loss from continuing operations	$(6,382)	$(72,795)
Adjustments, net of tax:
Severance and other closing related costs	794	-
Impairment of goodwill	-	72,900
Adjusted income (loss) from continuing operations	$(5,588)	$105

Adjusted net income (loss) per share from continuing operations	$(0.62)	$0.01

Consolidated:	53 Weeks Ended	52 Weeks Ended
	February 3, 2007	January 28, 2006
Net income (loss)	$4,408	$(55,736)
Impairment of goodwill	-	72,900
Adjusted net income	$4,408	$17,164

Adjusted net income per share	$0.49	$1.91

FINLAY ENTERPRISES, INC.
Condensed Consolidated Balance Sheets
(in thousands)

	February 3, 2007	January 28, 2006
Assets

Cash	$2,415	$28,191
Accounts receivable	26,271	39,034
Inventory (1)	430,479	331,757
Other current assets (1)	6,670	47,435
Total current assets	465,835	446,417

Fixed assets, net	54,993	60,364
Other assets	16,526	14,701
Total assets	$537,354	$521,482

Liabilities and Stockholders’ Equity

Short-term borrowings (1)	$45,876	$-
Accounts payable	85,053	111,452
Other current liabilities	75,433	82,609
Total current liabilities	206,362	194,061
Long-term debt	200,000	200,000
Deferred income taxes and other non-current liabilities	8,763	11,136
Total liabilities	415,125	405,197
Total stockholders’ equity	122,229	116,285
Total liabilities and stockholders’ equity	$537,354	$521,482
_________________
(1)
The termination of the Company’s gold lease program in the fourth quarter of fiscal 2006 is reflected on the balance sheet above as of February 3, 2007. The net impact of the transaction was to increase asset inventory by approximately $95 million, reduce other current assets by $45 million and increase short-term borrowings by $50 million.

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